Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Completes Acquisition of Sherritt Coal Operations; Announces Intention to Prepay WML Notes

Englewood, CO - April 29, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) has completed the acquisition of Sherritt International's Prairie and Mountain coal mining operations, which include seven producing thermal coal mines in the Canadian provinces of Alberta and Saskatchewan, a 50% interest in an activated carbon plant and a Char production facility. Together with Westmoreland's existing U.S. operations, the acquisition places the firm as North America’s sixth largest coal producer.

Sherritt Acquisition

“We are pleased that the long process of closing this transaction is now complete,” said Keith E. Alessi, Westmoreland’s CEO. “Over the past several months, we have met with employees, union representatives, customers and joint venture partners of the newly-acquired business. I am encouraged by their enthusiasm and willingness to work with Westmoreland as we forge long term, mutually beneficial relationships. I am personally grateful for the efforts of all the parties who worked to complete this transaction and am enthusiastic about what this addition to our business means for our future.”

Concurrent with the closing of the acquisition, the proceeds from the previously announced private offering of $425 million in aggregate principal amount of 10.75% Senior Secured Notes were released from escrow. The escrowed funds were to be released upon satisfaction of all conditions precedent to the acquisition, receipt of regulatory approvals and certain other conditions, all of which were satisfied. Such notes were initially issued by Westmoreland Escrow Corporation, a subsidiary of Westmoreland, and as a result of the closing of the acquisition, are being automatically exchanged for identical notes issued by Westmoreland and Westmoreland Partners, as co-issuers.

The notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to buyers outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act, and until so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Prepayment of WML Notes and Termination of WML Credit Facility

As previously announced as part of the Senior Secured Notes offering, Westmoreland Mining LLC, or WML, a wholly owned subsidiary of Westmoreland, announced that it has provided prepayment notices to holders of its 8.02% senior secured notes due 2018. Such debt will be prepaid by the end of May and all collateral secured under such debt will become collateral under Westmoreland’s 10.75% Senior Secured Notes. Westmoreland will also terminate WML’s existing $25 million credit facility prior to prepaying the WML notes.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

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Contact: Kevin Paprzycki (855) 922-6463